Exhibit 99.1

FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES DIVIDEND AND THIRD QUARTER 2014 EARNINGS

Houston (November 6, 2014)--Adams Resources & Energy, Inc. (NYSE MKT-AE) announced third quarter 2014 unaudited net earnings of $3,855,000 or $0.92 per common share.  Current earnings compare to unaudited third quarter 2013 net earnings of $7,156,000 or $1.70 per common share.  For the nine months ended September 30, 2014, net earnings were $13,193,000 or $3.13 per common share.  Third quarter 2014 revenues totaled $1,173,970,000 and were $3,283,090,000 for the first nine months of the year.

President and Chief Executive Officer, F.T. “Chip” Webster, attributed the current quarter’s earnings decline to a pre-tax, non-cash, inventory valuation loss of $4,203,000 as compared to a pre-tax inventory liquidation gain of $851,000 during the third quarter of 2013.  Crude oil inventory values declined from an average of $100.63 per barrel as of June 30, 2014 to $86.06 per barrel for the September 30, 2014 valuation.  Partially offsetting the inventory variance was the oil and gas segment benefiting from a $2,198,000 pre-tax gain on the sale of certain producing oil and gas properties.

A summary of operating results is as follows:

	Third Quarter
	2014	2013
Operating Earnings (Expense)
Marketing	$5,041,000	$11,394,000
Transportation	1,464,000	1,248,000
Oil and gas	1,527,000	752,000
Administrative expenses	(2,300,000)	(2,248,000)
	5,732,000	11,146,000
Interest income, net	116,000	32,000
Income tax (provision)	(1,993,000)	(3,940,000)
Discontinued operations	-	(82,000)

Net earnings	$3,855,000	$7,156,000

The Company also announced that its Board of Directors declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on December 16, 2014 to shareholders of record as of December 2, 2014.

The Company’s quarterly report on Form 10-Q for the period ended September 30, 2014 will be filed with the Securities and Exchange Commission on November 7, 2014 and will be available on the Company’s website at adamsresources.com.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$3,283,090	$2,977,873	$1,173,970	$1,060,340

Costs, expenses and other	(3,262,667)	(2,943,521)	(1,168,122)	(1,049,162)
Income tax (provision)	(7,230)	(12,425)	(1,993)	(3,940)
Earnings from continuing operations	13,193	21,927	3,855	7,238
Earnings (loss) from discontinued
operations	-	(426)	-	(82)

Net earnings	$13,193	$21,501	$3,855	$7,156

Earnings (loss) per common share:
From continuing operations	$3.13	$5.20	$.92	$1.72
From discontinued operations	-	(.10)	-	(.02)
Basic and diluted net earnings
per common share	$3.13	$5.10	$.92	$1.70

Dividends per common share	$.66	$.44	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	September 30,	December 31,
	2014	2013

ASSETS
Cash and marketable securities	$97,435	$60,733
Other current assets	259,018	290,997
Total current assets	356,453	351,730

Net property & equipment	93,631	91,865
Deposits and other assets	5,816	4,487
	$455,900	$448,082

LIABILITIES AND EQUITY
Total current liabilities	$272,290	$272,169
Other long-term liabilities	18,516	21,228
Shareholders’ equity	165,094	154,685
	$455,900	$448,082